Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of June 19, 2015 by and Second Sight Medical Products, Inc., a California corporation (“Company”) and Will McGuire (“Executive”), whose address [___________________________], with reference to the following:

A.           Second Sight Medical Products is a medical device company that is in the business of developing, manufacturing, and marketing implantable prosthetic devices to restore functional vision to blind patients.

B.           Executive is a professional manager with multiple years of senior experience in operating medical device companies.

C.           Company desires to employ and retain services of the Executive and Executive desires to render his services to the Company on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:

1.            At-Will Employment.

1.1          At-Will. Subject to the provisions of this Section 1.1,

(a)	Company hereby employs Executive and Executive accepts such employment on an at-will basis which means that either party can terminate the employment relationship at any time with or without cause. Executive’s start date shall commence as soon as possible, but no later than August 18, 2015.

(b)	Executive’s employment with Company is contingent upon a successful completion of a background screening and post-employment drug screen, along with Executive’s ability to meet the requirements of the Immigration Reform and Control Act (1996). In order to comply with this legal obligation, Executive must provide proof of his eligibility to work legally in the United States of America and complete an Employment Eligibility Verification form (I-9) within three days of hire.

2.           Titles and Responsibilities; Exclusivity.

2.1          Title and Responsibilities.

(a)          Executive shall serve as Chief Executive Officer of Company and shall report to the Board of Directors (the “Board”) of the Company or such other person or persons as may be designated by the Board.

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(b)          Subject to applicable law and except to the extent (if at all) as may be otherwise set forth herein, the “Articles” or “Bylaws” of Company (with the Articles and Bylaws, the “Company Governing Documents”) Executive shall have: (i) all executive powers and authority which are necessary to enable him to discharge his duties as Chief Executive Officer of Company and (ii) all authority and discretion with respect to the day to day management and operations of Company.

(c)          Subject to applicable law and except to the extent (if at all) otherwise set forth in the Company Governing Documents, Executive shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of Company, to make all decisions regarding those matters, to perform any and all other acts or activities customary or incident to the management of Company’s business and to cause all of the foregoing through Company’s officers, employees or agents.

2.2          Exclusivity. Executive shall in good faith and consistent with his ability, experience and talent perform his duties, and shall devote all of his business time and efforts to the performance of such duties; provided, however, that Executive may, so long as such activities do not interfere or conflict with Executive’s duties hereunder, (i) devote time to his personal investments; (ii) serve on the boards of, and otherwise render services to, non-profit, civic, charitable or political businesses or organizations; (iii) serve on the boards of for-profit businesses or organizations, so long as (A) such business or organization is not engaged in activities competitive with Company’s business, (B) Executive notifies Company in writing of each such board on which Executive is serving and (C) such business or organization fully indemnifies Executive for his acts and omissions committed while serving as a director thereof; and (iv) continue to provide services to those entities set forth on Schedule A attached hereto (the “Approved Entities”) to the extent and limit that Executive previously provided such services, but only to the extent the provision of such services is not in conflict with, in derogation of or in interference with, in any way, Executive’s duties and responsibility to the Company, as shall be determined by Company (all of the foregoing clauses (i) through (iv) being, the “Approved Activities”). Schedule B attached to this Agreement shall also contain: (v) holdings of at least 5% or more that Executive beneficially owns or controls directly or indirectly in any company whose shares are eligible to trade in any domestic or foreign securities market; (vi) any holding that Executive beneficially owns or controls directly or indirectly in any other company or enterprise; and shall also set forth (vii) all activities, work or consulting not set forth on Schedule A that Executive performs for others. Executive will promptly notify the Board of the Company and the Board of Company of any changes or modifications to the foregoing as they occur, but in any event not later than fifteen (15) days thereafter (the foregoing clauses (v) through (vii) being, the “Noticed Holdings and Payments”).

3.            Compensation and Benefits. Company shall pay and/or provide the following compensation and benefits to Executive during the term hereof, and Executive shall accept the same as payment in full for all services rendered by Executive, in his capacity as an officer of Company, to or for the benefit of Company:

3.1          Annual Salary. A salary of $390,000 per annum during the period of Executive employment. Initial Term of this Agreement (the “Salary”). Company will pay the Salary to Executive semi-monthly for a total of 24 payments of $16,250 per annum in accordance with the payroll practices of Company in effect from time to time.

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3.2          Restricted Stock Units. Executive will be issued 190,000 shares of Restricted Stock Units (“RSU”) which will have the same vesting as the current stock option plan described in Section 3.3 below.

3.3          Options. Upon Company’s Board of Directors (the “Board”) approval, Executive will be issued an option to purchase 420,000 shares of Company’s common stock according to the Company’s equity incentive plan. The strike price of these options will be based on the closing price of Company’s stock on Nasdaq at the close of business the day prior to Executive’s official start date. The options will vest twenty five percent (25%) on the first anniversary of the grant date, and thereafter in twelve equal installments of six and one quarter percent (6.25%) on the next twelve quarterly anniversaries of the grant date.

3.4          Bonus. Executive shall be eligible to receive a bonus each year, with the amount of such bonus to be determined in the Board’s sole discretion, as further noted below in Section 3.5.

3.5          Benefit Package. Executive shall be entitled to the following benefits:

•	Three weeks paid vacation annually, which is based on an accrual basis
•	Paid sick time (not to exceed [ ] days per year)
•	Ten paid holidays per calendar year
•	Paid life insurance in the amount of $300,000
•	Short and long-term disability insurance
•	401K tax-sheltered Savings Plan
•	Group health, dental and vision insurance for Executive and Executive’s eligible dependents paid with employer and employee contributions
•	Voluntary Employee Stock Purchase Plan
•	Executive Insured Medical Reimbursement Plan
•	Tuition reimbursement in furthering Executive’s education along certain professional related lines that support continuing management skills and further leadership development
•	A flexible spending account – Executive may elect to participate in one or more of the account options offered: before tax insurance premiums, health spending account and/or dependent or elder care spending account
•	Executive will be eligible to participate in the Company’s annual bonus program. Executive will be eligible for an annual cash bonus of up to 50% of the Salary, or a portion thereof, depending on whether Company goals are met at end of calendar year. For 2015, the bonus will be pro-rated based on the number of months the Executive provides his professional services to the Company. The bonus incentive program is provided at the discretion of the Board and may be changed or otherwise modified at any time.
•	Commuting - Company will reimburse Executive for reasonable commuting costs (car mileage and hotel/apartment) for up to one year.
•	Relocation – Company will reimburse Executive for reasonable relocation costs (including real estate and moving expenses) for up to one year.

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All compensation payable to Executive hereunder shall be subject to such deductions as Company is from time to time required to make pursuant to law, governmental regulations or order. All items covered in this Section 3.5 are subject to change on an annual basis, except that the bonus incentive program is made available at the discretion of the Board and may be changed or modified at any time.

4.            Representations and Warranties. Executive represents and warrants to Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Company or hereunder, (b) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement, and (c) this Agreement constitutes the valid and binding obligation of Executive, enforceable by Company and against Executive in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies). Company represents and warrants to Executive that (a) the execution and delivery of this Agreement by Company and the performance of its obligations hereunder have been duly authorized by Company and no further action on Company’s part is necessary to authorize this Agreement and the performance of such obligations, and (b) this Agreement constitutes the valid and binding obligation of Company, enforceable by Executive against Company in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies).

5.            Insurance and Indemnification.

5.1          D&O Insurance. Company shall, at its cost, provide insurance coverage to Executive with respect to (i) director’s and officer’s liability, (ii) errors and omissions and (iii) general liability.

5.2          Indemnification. Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys fees and expenses) arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for Company to the full extent permitted by the Company to other officers and directors as in effect on the date of this Agreement, provided that the indemnity afforded by the Company shall never be greater than that permitted by applicable law. If any claim, action, suit or proceeding is brought, or claim relating thereto is made, against Executive with respect to which indemnity may be sought against Company pursuant to this section, Executive shall notify Company in writing thereof, and Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

6.            Termination.

6.1          Termination by Company without Cause. Company may terminate Executive’s employment with or without Cause (as defined in Section 6.2 below) at any time during the period of Executive’s employment. If Company terminates Executive’s employment without Cause, Company shall, immediately after the Termination Date (as defined in Section 6.6 below), continue to pay to Executive his Salary for a period of 12 months following such termination and his pro-rated target bonus through the balance of the calendar year in which such termination of Executive occurs ("Severance Payments"). Severance Payments made to Executive shall be in addition to any other benefits earned by Executive or to which Executive was entitled prior to such termination without Cause including pro-rated bonus.

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6.2          Termination for Cause. Termination for “Cause” shall mean termination because of Executive’s (a) willful misconduct or habitual neglect in the performance of his duties under this Agreement, (b) conviction for any felony involving fraud, dishonesty or moral turpitude, (c) material breach of any material provision of this Agreement that remains uncured ten (10) days following receipt by Executive from Company of written notice thereof, unless such breach is of a kind not susceptible to cure within such ten (10) day period, in which case Executive shall have used his commercially reasonable effort to commence cure of such breach within such ten (10) day period and shall have cured such breach no later than the thirtieth (30th) day following receipt by Executive of such written notice, (d) material violation of Company’s policies, the violation of which by other management employees would be grounds for termination of such other management employees, and that remains uncured ten (10) days following receipt by Executive from Company of written notice thereof, unless such violation is of a kind not susceptible to cure within such ten (10) day period, in which case Executive shall have used his commercially reasonable effort to commence cure of such violation within such ten (10) day period and shall have cured such violation no later than the thirtieth (30th) day following receipt by Executive of such written notice, (e) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any felony which would materially and adversely interfere with Executive’s ability to perform his services under this Agreement, (f) Executive’s perpetration of an intentional and knowing fraud against or affecting Company, or any customer, agent, or employee thereof, or (g) material dishonesty, moral turpitude, fraud or misrepresentation with respect to his material duties under this Agreement. For purposes hereof, no act or failure to act on Executive’s part shall be “willful” unless done or omitted not in good faith and without actual belief that the action or omission was in the best interest of Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a statement to the effect that Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause which have not vested or been earned as of the Termination Date. Executive shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date for Cause, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.3          Termination by Executive. If Executive terminates his employment with Company for any reason other than the reasons set forth in Section 6.3 hereof or Executive’s employment is terminated as a result of his death, Company shall pay to Executive, or in the event of his death, his beneficiary or beneficiaries or his estate, as the case may be, the Salary and prorated annual bonus, less taxes required to be withheld and other applicable withholdings, earned but unpaid pursuant to Sections 3.1 or 3.4 hereof through the Termination Date and the value of any earned but unused vacation time due to Executive at the Termination Date. Any such payments due Executive, under this Section 6.3 shall be paid on the Termination Date, unless the termination of Executive's employment was due to his death, in which case, such payment shall be made no later than thirty (30) days after the Termination Date. Executive, or, in the event of Executive's death, Executive's beneficiary or beneficiaries, shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Executive, or, in the event of Executive's death, Executive's beneficiary or beneficiaries, shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

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6.4          Termination for Disability. If Executive becomes subject to a mental or physical condition that, in the opinion of the Board, with or without reasonable accommodation, renders Executive unable or incompetent to carry out his work responsibilities or duties which Executive had at the time such condition was incurred, (i) which has existed for at least 45 days and (ii) which in the opinion of a physician selected by the Board may be expected to last for an indefinite duration or for a duration in excess of three (3) months (a “Disability”), Company may terminate Executive’s employment hereunder as of the Termination Date specified in a written notice of termination from Company to Executive. If Executive’s employment is terminated by Company pursuant to this Section 6.4, Company promptly following the Termination Date shall pay to Executive, less taxes required to be withheld and other applicable withholdings, the Salary through the Termination Date and any earned but unused vacation time due to Executive at the Termination Date. In addition, Executive shall be entitled to receive benefits based on Company’s applicable disability plans then in effect. Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Executive shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

6.5          Termination on Change of Control.

In the event of a Change of Control of the Company (as defined below) during period of Executive’s employment, the Executive shall be entitled to the benefits set forth in Section 6.1 above. For purposes of this Agreement, a “Change in Control” of Company shall mean:

a.	any “person” (as the term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “group” (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate or any employee benefit plan (or any related trust) of Company or a subsidiary, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of Company, representing 50% or more of Company's outstanding voting securities entitled to vote generally in the election of directors of Company; or

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b.	the consummation of (A) a merger, consolidation or reorganization to which Company is a party, whether or not Company is the entity surviving or resulting therefrom, or (B) a sale or other disposition of all or substantially all of the assets of Company, in one transaction or a series of related transactions, to any person other than Company or an Affiliate of Company; provided, however, that no such consummation will constitute a Change of Control pursuant to this clause (ii) if persons who were stockholders of Company immediately before the consummation of the transaction are the beneficial owners immediately following the consummation of the transaction, of more than 50% of the combined voting power of the then outstanding voting securities of the person surviving or resulting from any merger, consolidation or reorganization referred to in clause (ii)(A) or the person to whom the assets of Company are sold, assigned or disposed of in any transaction or series of transactions referred to in clause (ii)(B), in substantially the same proportions as immediately prior to such consummation.

c.	For purposes of this Agreement, an “Affiliate” of a person or entity means a person (or relative of a person) or entity that owns or controls, is owned or controlled by, or is under common control with such person or entity.

6.6          Termination Date. Any termination of Executive’s employment hereunder pursuant to this Article 6, other than a termination as a result of Executive’s death, shall be effected by written notice of termination. Any written notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated. The effective date of any such termination (the “Termination Date”) shall be as follows: in the event of a termination due to Executive’s death, the date of such death. In the event of termination for any reason other than Executive’s death, the date specified in the written notice of termination which in no event shall be prior to the date of delivery of such notice.

7.            Confidentiality.

7.1          Nondisclosure. Executive acknowledges that in the course of employment with Company, Executive will have access to and will learn confidential information concerning Company and its Affiliates. Confidential information includes, but is not limited to: (a) information about Company’s and its Affiliates' customers and suppliers, the terms and conditions under which Company or its Affiliates deal with customers and suppliers, pricing information, financing arrangements, research materials, manuals, computer programs, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of Company and its Affiliates, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated in writing by Company or its Affiliates as confidential or that Executive knows or should know is confidential; (b) information provided by third parties that Company or any of its Affiliates is obligated to keep confidential; and (c) all other proprietary information of Company or any of its Affiliates. Executive acknowledges that all confidential information is and shall continue to be the exclusive property of Company, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive in connection with employment by Company. Executive agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of Company. Executive agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Executive for Company. Executive agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by Company to ensure maintenance of the confidentiality of the confidential information. Executive agrees in addition to the specific covenants contained herein to comply with all of Company’s policies and procedures for the protection of confidential information.

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7.2          Exclusions. Section 7.1 shall not apply to the following information: (a) information previously, now or hereafter voluntarily disseminated by Company or its Affiliates to the public or which otherwise becomes part of the public domain through lawful means; (b) information known to Executive prior to Executive’s employment with Company; (c) information received by Executive from third parties not known by Executive to be subject to a confidentiality agreement with Company or its Affiliates; or (d) information which is not principally derived from the business plans and activities of Company or its Affiliates.

7.3          Confidential Proprietary and Trade Secret Information of Others. Executive represents that he has disclosed to Company any agreement to which Executive is or has been a party regarding the confidential information of others and Executive understands that Executive’s employment by Company will not require Executive to breach any such agreement. Executive will not disclose such confidential information to Company nor induce Company to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

7.4          No Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of Company’s or its Affiliates' confidential information (as described in Section 7.1 above) obtained by Executive by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Executive shall not engage in any unfair competition with Company or its Affiliates either during his employment at the Company or at any time thereafter.

8.           Company’s Ownership in Employee’s Work.

8.1          Company’s Ownership. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive’s employment with Company, either alone or jointly with others, that are conceived or developed on Company’s time and using Company’s facilities, and that relate to Company shall be owned exclusively by Company, and Executive hereby assigns to Company all Executive’s right, title, and interest in all such intellectual property. Executive agrees that Company shall be the sole owner of all domestic and foreign patents and all rights pertaining thereto, and further agrees to execute all documents that Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including, without limitation, the execution of any assignments, patent applications, or other documents that Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

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8.2          Return of Company’s Property and Materials. Upon termination of employment with Company, Executive shall deliver to Company all Company property and materials that are in Executive’s possession or control, including all of the information described as confidential information pursuant to this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how of Company.

8.3          Ventures. If Executive, during employment with Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving Company and any third parties, all rights in the project, program, or venture shall belong to Company, and Executive shall not be entitled to any interest therein or to any commission, finder's fee, or other compensation in connection therewith other than the salary and other benefits to be paid or provided to Executive as provided in this Agreement.

9.            General Relationship. Executive shall be considered an employee of Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10.          Non-Solicitation.

10.1        Executive agrees, in consideration of Company agreeing to obligate itself to make the Severance Payments on the terms and subject to the conditions set forth herein, Executive, except as may be otherwise expressly set forth herein, will not during the Restricted Period (as defined below):

(a)          directly or indirectly solicit any Person who is a current or prospective customer of Company in respect of any Restricted Business (as defined below), except on behalf of Company; or

(b)          induce or attempt to induce any employee of Company to terminate his or her association with Company, or, except on behalf of Company, solicit any such employee as an independent contractor, employee or other service provider.

For purposes hereof, “Restricted Business” means, collectively, the businesses engaged in by the Company as of the date hereof or during the period of Executive’s employment and, “Restricted Period” means the period starting with such date as Executive’s employment hereunder is terminated for any reason and ending 12 months from such termination.

11.          Miscellaneous.

11.1        Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements between them concerning such subject matter.

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11.2        No Assignment. This Agreement may not be assigned by Company or Executive without the prior written consent of the other party and Company (which consent may be granted or withheld by such Person in its sole and absolute discretion), and any attempt to assign rights and duties without such written consent shall be null and void and of no force and effect. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.3        Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Executive’s termination of employment, irrespective of any investigation made by or on behalf of any party.

11.4        Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement.

11.5        Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

11.6        Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

11.7        Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, telecopied, sent by courier or other express private mail service, or mailed by certified, registered or express United States mail postage prepaid, and shall be deemed given upon receipt if delivered personally, telecopied, or sent by courier or other express private mail service, or if mailed when actually received as shown on the return receipt. Notices shall be addressed as follows:

(a)          If to Company, to:

Second Sight Medical Products, Inc.

12744 San Fernando Road
Building 3
Sylmar, California 91342

Telephone: (818) 833-5000

Facsimile: (818) 833-5067

With a copy (not constituting notice) to:

Aaron A. Grunfeld

11111 Santa Monica Boulevard

Suite 1840

Los Angeles, California 90025

Telephone: (310) 788-7577

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(b)          If to Executive, to:

Will McGuire

[______________________]

[______________________]

Telephone: (___) ______________

Facsimile: (___) _______________

Either party may change its address for purposes of this Section by giving to each other, in the manner provided herein, a written notice of such change.

11.8        Severability. All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

11.9        Applicable Law. This Agreement is made with reference to the laws of the State of California, shall be governed by and construed in accordance therewith, and any court action brought under or arising out of this Agreement shall be brought in any competent court within the State of California, County of Los Angeles, or such other courts in the State of California wherein the principal place of business of Company is located.

11.10      Arbitration. The parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement shall be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS/ENDISPUTE, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS/ENDISPUTE’s Comprehensive Arbitration Rules and Procedures in effect at the time the demand for arbitration is filed. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE’s panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they shall participate in the arbitration in good faith, provided that Company shall pay costs of the arbitration. The provisions of this Section 11.10 may be enforced, consistent with Section 11.9, by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered. All arbitration proceedings shall be held in Los Angeles, California.

11.11      Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

11.12      Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

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11.13      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

11.14      Amendments; Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by (a) the party against whom enforcement of any such amendment, supplement, modification or waiver is sought, and (b) Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto or Company, shall be deemed to constitute a waiver by the Person taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto and/or Company of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto and/or Company to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth.

COMPANY

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Thomas B. Miller
Thomas B. Miller, Chief Financial Officer

EXECUTIVE

Will McGuire

/s/ Will McGuire

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